EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main, Suite 1134	Tel: (801) 524-4787
Salt Lake City, Utah	September 11, 2006
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION AND THE STOCKMEN’S BANCORP, INC.
ANNOUNCE MERGER AGREEMENT

SALT LAKE CITY, September 11, 2006 — Zions Bancorporation (NASDAQ: ZION) and The Stockmen’s Bancorp, Inc., of Kingman, Arizona announced today that a definitive agreement has been signed under which The Stockmen’s Bancorp, Inc. will merge into Zions and Stockmen’s principal subsidiary, The Stockmen’s Bank, will merge into Zions’ subsidiary, National Bank of Arizona. The agreement provides for the issuance of 2,571,559 shares of Zions common stock for all of the equity interests of The Stockmen’s Bancorp, Inc.

Kingman, Arizona based Stockmen’s Bank has approximately $1.2 billion of total assets and 43 offices, including 11 in central California. Stockmen’s tangible book value at June 30, 2006 was $60.3 million and its net income for the last 12 months ended June 30, 2006 was $11.9 million. The merger is subject to the approval of Stockmen’s shareholders and banking regulators, and is expected to close in the first quarter of 2007.

“We’re very pleased to expand our operations with the acquisition of this excellent community bank,” said Keith Maio, president and CEO of National Bank of Arizona, an affiliate of Zions Bancorporation. “The addition of Stockmen’s brings a wonderful group of experienced and capable bankers to our team, as well as a great customer base.”

Farrel Holyoak, president and CEO of Stockmen’s added, “Joining with National Bank of Arizona and enjoying the strong backing of Zions Bancorporation provides our customers with the best of both worlds - access to state-of-the-art banking products and services while maintaining the value created by long-standing personal relationships and an emphasis on customer service. Merging Stockmen’s Bank with the National Bank of Arizona seems to be a natural fit.”

Holyoak will be a Regional President of the National Bank of Arizona and will continue to have management responsibility for Western Arizona and the acquired California offices.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through over 450 offices and 500 ATMs in 10 Western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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